GENERAL MONEY MARKET FUND, INC.

c/o BNY Mellon Investment Adviser, Inc.

240 Greenwich Street

New York, New York 10286

December 16, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Attention: Mark Cowan

Re:	General Money Market Fund, Inc.

(File Nos.: 333-250170 and 811-03207)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, the above-referenced registrant (the "Fund") hereby requests that the effective date of Pre-Effective Amendment No. 1 to the Fund's Registration Statement on Form N-14 be accelerated to become effective as soon as it may be practicable on December 18, 2020.

Sincerely,

GENERAL MONEY MARKET FUND, INC.

By: /s/ Jeff Prusnofsky

Name: Jeff Prusnofsky

Title: Vice President

BNY MELLON SECURITIES CORPORATION

240 Greenwich Street

New York, New York 10286

December 16, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Attention: Mark Cowan

Re:	General Money Market Fund, Inc.

(File Nos.: 333-250170 and 811-03207)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, BNY Mellon Securities Corporation, as distributor, hereby joins the above-referenced registrant (the "Fund") in requesting that the effective date of Pre-Effective Amendment No. 1 to the Fund's Registration Statement on Form N-14 be accelerated to become effective as soon as it may be practicable on December 18, 2020.

Sincerely,

bny mellon SECURITIES CORPORATION

By:	/s/ James Windels

Name: James Windels

Title: Vice President